Exhibit 23.1

April 26, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Suja Minerals, Corp. on Form S-1/A-4 of our audit report, dated December 13, 2010 relating to the accompanying balance sheet as of October 31, 2010 and the related statements of operations, stockholders’ equity, and cash flows from inception (April 28, 2010) through October 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
April 26, 2011